For Immediate Release	EXHIBIT 99.1

WSI Industries Reports Improved Full Year Results
Sales up 30% - Net Income up 64%

October 17, 2012—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for the full year fiscal 2012 ending August 26, 2012 of $32,456,000, an increase of 30% over the prior year’s sales of $24,963,000.  The Company also reported an increase of 64% in full year net income to $1,473,000 or $.51 per diluted share versus $899,000 or $.31 per diluted share in fiscal 2011.

Fiscal fourth quarter sales of $9,965,000 were an increase of 38% over the prior year’s quarter of $7,221,000.  The Company’s net income in the current year’s fourth quarter of $600,000 or $.21 per diluted share was an increase of 76% over the prior year’s quarter of $340,000 or $.12 per diluted share.

Benjamin Rashleger, president and chief executive officer, commented:  “A year ago we reported that our fiscal 2011 revenue was up 33% and net income was up 41% and that we expected fiscal 2012 to be even better.  We are pleased to report that our fiscal 2012 sales increase was almost equivalent to the fiscal 2011 increase, and that our net earnings increase accelerated to a 64% improvement over the prior year.”  He noted that in fiscal 2012 the Company accomplished the following:

•	Increased sales and net income by 30% and 64%, respectively, over the prior year.
•	Increased working capital by $1.1 million and maintained the Company’s solid financial position.
•	Increased our energy business revenues by 78% over the prior year.
•	Increased revenues in our recreational vehicle market by 19% over the prior year.
•	Invested $3.7 million in property and equipment during fiscal 2012.
•	Invested in our human resource capital by increasing our headcount by 17% in the past year.
•	Increased our share price by 35% in fiscal 2012, which followed a 61% increase in share price in fiscal 2011 and a 38% increase in fiscal 2010.
•	Paid a cash dividend at an annualized rate of $.16 per share.
•	Broke ground on a new $3.5 million, 47,000 square foot expansion that will double the Company’s manufacturing space.
•
Signed agreements with our largest customer that extended through 2014 our agreement to provide parts on three different programs and also awarded us a new program that will commence production in the summer of 2013.

•	Signed agreements with two existing aerospace customers, both of which run through 2017.

Rashleger continued:  “We are pleased to report on the continued success of WSI in fiscal 2012.  In the last two years, we have increased sales by 72% and net earnings by 131%.  We have diversified our customer and industry base by adding business in our energy and aerospace markets.  We have aligned our investment in equipment and employees to support our current and future growth.  As we announced in August 2012, we are expanding our existing facilities by embarking on a $3.5 million addition to our building that will double our size and will allow us to continue to grow.  We are excited about our future prospects, our customer’s success and the potential of the markets we serve.”  Rashleger concluded:  “We anticipate that fiscal 2013 will again show improvements in both sales and earnings over fiscal 2012.  To accomplish this, we must remain focused on execution while providing the best value for our customers and building a world class contract manufacturing business.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share.  The dividend will be payable November 15, 2012 to holders of record on November 1, 2012.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense market.
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For additional information:
Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)  763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS  (Unaudited)
In thousands, except per share amounts

	Quarter ended		Year ended
	August 26, 2012	August 28, 2011	August 26, 2012	August 28, 2011
Net Sales	$9,965	$7,221	$32,456	$24,963
Cost of products sold	8,099	5,849	26,692	20,528
Gross margin	1,866	1,372	5,764	4,435

Selling and administrative expense	850	784	3,160	2,760
Interest and other income	(1)	(8)	(14)	(19)
Interest and other expense	80	65	316	289
Net Income before taxes	937	531	2,302	1,405

Income tax expense (benefit)	337	191	829	506
Net income (loss)	$600	$340	$1,473	$899

Basic earnings (loss) per share	$0.21	$0.12	$0.52	$0.32

Diluted earnings (loss) per share	$0.21	$0.12	$0.51	$0.31

Weighted average number of common shares outstanding	2,856	2,835	2,849	2,826

Weighted average number of common and dilutive potential common shares	2,913	2,897	2,903	2,877

CONDENSED CONSOLIDATED BALANCE SHEETS  (Unaudited)
In thousands

	August 26. 2012	August 28, 2011

Total Current Assets	$11,391	$8,711
Property, Plant, and Equipment, net	9,315	7,078
Intangible Assets	2,368	2,368
Total Assets	$23,074	$18,157

Liabilities and Shareholders' Equity:
Total current liabilities	$4,974	$3,427
Long-term debt	5,463	3,936
Deferred tax liabilities	970	308
Shareholders' equity	11,667	10,486
Total Liabilities and Shareholders' Equity	$23,074	$18,157